Exhibit 2.6

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 07/17/2000
                                                              001362055- 2407013

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          EXECUTIVE HELP SERVICES, INC.


     Executive Help Services, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:

     RESOLVED that the Board of Directors hereby declares it advisable and in the best interests of the Company that Article Fourth of the Certificate of Incorporation be amended to read as follows:

     FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

          One hundred million (100,000,000) shares of common stock with a par value of One mil ($.001) each amounting to One Humdred Thousand Dollars ($100,000.00) and twenty million (20,000,000) shares of preferred stock with a par value of One mil ($.001) each amounting to Twenty Thousand Dollars.

     SECOND: That the said amendment has been consented to and authorized by the holders of all of the issued and outstanding stock entitled to vote by a written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by William Crawford, its President, this 20th day of June, A.D., 2000.


                                        /s/ William Crawford, President